EXHIBIT 10.33

THE SCO GROUP, INC.

SUMMARY OF DIRECTOR COMPENSATION

The compensation and benefits for service as a member of the Board of Directors is determined by the Nominations Committee.  Effective May 25, 2004, a director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.  The Company’s non-employee directors currently receive $25,000 for each year of service as a director plus an additional $5,000 per year for each committee of the Board on which such non-employee directors serve.  Additionally, the chairpersons of each of the Compensation Committee and the Nominations Committee will receive an additional $5,000 per year and the chairpersons of each of the Audit Committee and the Litigation Oversight Committee will receive an additional $10,000 per year.  In addition, Board members will be reimbursed for expenses incurred in connection with attendance at Board and committee meetings.  Directors also receive stock option awards under the Company’s stock option plans, which awards currently include an initial option to purchase 45,000 shares of common stock upon joining the Board as a director and thereafter each non-employee director who continues to serve on the Board will automatically receive an annual grant of an option to acquire 15,000 shares upon his or her election at the Company’s annual meeting.